Exhibit 3.(I).2

                              ARTICLES OF AMENDMENT

                                 Article I. Name

The name of this Florida corporation is JS Business Works, Inc.

                             Article II. Amendments

The Articles of Incorporation of the Corporation are amended so that the following provisions are added:

         1.       Article IX.  Conflict of Interest.

                  Any related party contract or transaction must be authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein or the transaction must be fair and reasonable to the Corporation.

         2.       Article X. Indemnification.

                  The Corporation shall indemnify its Officers, Directors, Employees and Agents in accordance with the following:.

                           (a) The  Corporation  shall  indemnify any person who
                  was or is a party, or is threatened to be made a party, of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is otherwise serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct is unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

                          (b) The Corporation shall indemnify any person who was
                  or is a party, or is threatened to be made a party, to any threatened, pending or completed action
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                  or suit by or in the right of the  Corporation,  to  procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not, opposed to,
                  the  best  interests  of  the  Corporation,   except  that  no
                  indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

                           (c) To the extent that a director,  officer, employee
                  or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

                           (d) Any  indemnification  under Section (a) or (b) of
                  this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer, director and employee or agent is proper in the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) of this Article. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for purpose.

                           (e) Expenses (including  attorneys' fees) incurred in
                  defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition or such action, suit or proceeding, as authorized in Section
                  (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

                           (f)  The  Board  of   Directors   may   exercise  the
                  Corporation's power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request
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                  of the Corporation as a director,  officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

                           (g) The  indemnification  provided  by  this  Article
                  shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Amended Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such a person.

         3.       Article XI.  Law Applicable to Control-Share Voting Rights.

                  The provisions set forth in Fl. Stat. 607.0902 do not apply to control-share acquisitions of shares of the Corporation.

                       Article III. Date Amendment Adopted

The amendments set forth in these Articles of Amendment were adopted on April 29, 1998.

                  Article IV. Shareholder Approval of Amendment

The amendments set forth in these Articles of Amendment were proposed by the Corporations's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendments.

The undersigned executed this document on the date shown below.

JS Business Works, Inc.

By:       /s/Charles Adams

Name:        Charles Adams
Title:          President

Date:  April 29, 1998

Donald F. Mintmire:        Florida Bar Member 402435
Mintmire & Associates
265 Sunrise Avenue, Suite 204
Palm Beach, FL  33480
561-832-5696
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